Ex. 99.1

AXIM® Biotechnologies, Inc. Nutraceutical Division Receives Purchase Order for 50,000 Boxes of the Company’s Proprietary CBD-Based Chewing Gum

NEW YORK, April 23, 2019 -- AXIM® Biotechnologies, Inc. (“AXIM”) (“the Company”) (“AXIM® Biotech”) (OTC: AXIM), a world leader in cannabinoid research and development, today announced that the nutraceutical division of the Company, which produces and distributes cannabinoid-based lifestyle and wellness products, has received a purchase order for 50,000 boxes of its proprietary cannabidiol (CBD)-based chewing gum from a leading direct-to-consumer company for distribution throughout the United States.

The purchase order, pursuant to a private-label manufacturing and supply agreement signed April 19, 2019, describes an ongoing relationship between the two companies and allows for exclusivity if the company orders 75,000 boxes of product per quarter or 300,000 boxes of product in a calendar year. The initial order represents 1.5 million pieces of AXIM’s gum product. With its recently acquired patents for oral compositions containing cannabinoids and topical cream, along with its patent on chewing gum containing cannabinoids including CBD, this order represents a large sales momentum shift as AXIM aims to expand the Company’s nutraceutical division and create revenue for the company.

“While many companies in the burgeoning CBD market compete to provide consumers with various products in similar forms such as tinctures and capsules, AXIM sets itself apart through our patented chewing gum delivery system which has shown to increase bioavailability of the cannabinoids,” said AXIM® Biotech CEO John W. Huemoeller II. “As a part of our strategic short- and mid-term business plan, we have looked to expand the nutraceutical division of our company as a way to generate revenue and apply it toward furthering our clinical development program, while avoiding seeking out other more expensive funding alternatives.”

The CBD market is estimated to grow to $16 billion by 2025 as consumers continue to educate themselves on the cannabinoid’s extensive potential therapeutic benefits. Currently, tinctures account for 44 percent of the market, topicals make up 26 percent, capsules account for 22 percent and beverages compose 19 percent. With this purchase agreement and distribution of AXIM’s proprietary CBD gum under a white label, the Company is essentially creating a new market segment, utilizing a consumer-friendly delivery mechanism, that has the opportunity to capture market share from other forms of CBD products.

To learn more about AXIM® Biotechnologies, Inc., visit http://aximbiotech.com/.

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About AXIM® Biotechnologies

AXIM® Biotechnologies, Inc. (AXIM) is a world leader in the research and development of cannabinoid-based pharmaceutical and nutraceutical products. Along with building a robust intellectual property portfolio, AXIM is focused on clinical development programs that bring more efficacy and/or lower side effects than existing alternatives and require small to medium budgets and timelines to bring to market which presents a high added-value to the pharmaceutical field.

AXIM's flagship products include MedChew® with dronabinol, which is planned to undergo a bioequivalence study to fast track through FDA as an alternative to approved Marinol; MedChew® RL, which is planned to undergo clinical trials for treatment of restless leg syndrome; and MedChew® Rx, a combination cannabidiol (CBD)/tetrahydrocannabinol (THC) functional, controlled-release chewing gum that is planned to undergo clinical trials for the treatment of pain and spasticity associated with Multiple Sclerosis (MS). For more information, please visit www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AXIM Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

Public Relations Contact:

Andrew Hard

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